Exhibit 14.1

                        PETCARE TELEVISION NETWORK, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

      PetCARE Television Network, Inc. (the "Company") has adopted the following Code of Business Conduct and Ethics (this "Code") for directors and executive officers of the Company. This Code is intended to focus the Board and each director and executive officer on areas of ethical risk, provide guidance to directors and executive officer to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director and executive officer must comply with the letter and spirit of this Code.

      No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for directors and executive officers. Directors and executive officers are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chairman of the Audit Committee, who may consult with inside or outside legal counsel as appropriate.

1.    Maintain Fiduciary Duties

      Directors and executive officers must be loyal to the Company and must act at all times in the best interest of the Company and its shareholders and subordinate self-interest to the corporate and shareholder good. Directors and executive officers should never use their position to make a personal profit. Directors and executive officers must perform their duties in good faith, with sound business judgment and with the care of a prudent person.

2. Conflict of Interest.

      A "conflict of interest" occurs when the private interest of a director or executive officer interferes in any way, or appears to interfere, with the interests of the Company as a whole. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family(1) receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. Loans to, or guarantees of the obligations of, a director or executive officer, or a member of his or her family, may create conflicts of interest.

      Directors and executive officers must avoid conflicts of interest with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chairman of the Governance Committee and the Chairman of the Board.






1 New York Stock Exchange proposed Rule 303A(2)(b) defines "immediate family" to include a person's spouse, parents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, and anyone (other than employees of such person) who share such person's home.


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      This Code does not attempt to describe all possible  conflicts of interest which could develop. Some of the more common conflicts from which directors and executive offices must refrain, however, are set out below.

      o Relationship of Company with third-parties. Directors and executive officers may not engage in any conduct or activities that are inconsistent with the Company's best interests or that disrupt or impair the Company's relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

      o Compensation from non-Company sources. Directors and executive officers may not accept compensation, in any form, for services performed for the Company from any source other than the Company.

      o Gifts. Directors and executive officers and members of their families may not offer, give or receive gifts from persons or entities who deal with the Company in those cases where any such gift is being made in order to influence the actions of a director as member of the Board or the actions of an executive officer as an officer of the Company, or where acceptance of the gifts would create the appearance of a conflict of interest.

3.    Corporate Opportunities.

      Directors and executive officers owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Directors and executive officers are prohibited from: (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or the director's or executive officer's position; (b) using the Company's property, information, or position for personal gain; or (c) competing with the Company, directly or indirectly, for business opportunities, provided, however, if the Company's disinterested directors determine that the Company will not pursue an opportunity that relates to the Company's business, a director or executive officer may do so.

4.    Confidentiality.

      Directors and executive officers must maintain the confidentiality of information entrusted to them by the Company or its customers, and any other confidential information about the Company that comes to them, from whatever source, in their capacity as director or executive officer, except when disclosure is authorized or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

5.    Protection and Proper Use of Company Assets.

      Directors and executive officers must protect the Company's assets and ensure their efficient use. Theft, loss, misuse, carelessness and waste of assets have a direct impact on the Company's profitability. Directors and executive officers must not use


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

Company time, employees, supplies, equipment, tools, buildings or other assets for personal benefit without prior authorization from the Chairman of the Governance Committee or as part of a compensation or expense reimbursement program available to all directors or executive officers.

6.    Fair Dealing.

      Directors and executive officers shall deal fairly and oversee fair dealing by employees and officers with the Company's directors, officers, employees, customers, suppliers and competitors. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

7.    Compliance with Laws, Rules and Regulations.

      Directors and executive officers shall comply, and oversee compliance by employees, officers and other directors, with all laws, rules and regulations applicable to the Company, including insider-trading laws. Transactions in Company securities are governed by Company Policy entitled "Insider Trading Policy."

8.    Waivers of the Code of Business Conduct and Ethics.

      Any waiver of this Code may be made only by the Board or a Board committee and must be promptly disclosed to the Company's shareholders.

9.    Encouraging the Reporting of any Illegal or Unethical Behavior.

      Directors and executive officers should promote ethical behavior and take steps to ensure the Company (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules or regulations to appropriate personnel; and (c) informs employees that the Company will not permit retaliation for reports made in good faith.

10.   Failure to Comply; Compliance Procedures.

      A failure by any director or executive officer to comply with the laws or regulations governing the Company's business, this Code or any other Company policy or requirement may result in disciplinary action, and, if warranted, legal proceedings.

Directors and executive officers should communicate any suspected violations of this Code promptly to the Chairman of the Audit Committee. Violations will be investigated by the Board or by a person or persons designated by the Board and appropriate action will be taken in the event of any violations of this Code.


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

                                 Certifications

      All Company officers and directors will be required to certify in writing their understanding of and intent to comply with the Code of Business Conduct and Ethics. In addition, Company officers and directors may be required to certify their compliance with the Code of Business Conduct and Ethics on an annual basis.

                                    Inquiries

      Please direct your questions as to any of the matters discussed in this Policy to the Company's Compliance Officer.

                                  Certification

      The undersigned office or director of PetCARE Television Network, Inc. and its subsidiaries and/or related corporations, hereby certifies that he/she has carefully read and understands and agrees to comply with the Company's Code of Business Conduct and Ethics policy, a copy of which was distributed to the undersigned along with this Certification.


Date: ___________________, 200_
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                                                      (Signature)

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                                                      (Print Name)

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                                                      (Department)


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